Exhibit 5.1

_________________ 1478 Stone Point Drive, Ste.400 Roseville, CA 95661 ROGER D. LINN rlinn@linnlawcorp.com	LINNLAW A PROFESSIONAL CORPORATION	______________ TELEPHONE: 916-782-4404

April 11, 2017

Antilia Group, Corp.

Calle Duarte, No. 6

Sosua, Dominican Republic

Re:

Securities Being Registered under Registration Statement on Form S-1

File No. 333-216184

Gentlemen/Ladies:

At your request we have examined the Registration Statement on Form S-1 and the First Amendment thereto (the "Registration Statement") originally filed by Antilia Group, Corp., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the “Commission”) on February 23, 2017, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 5,000,000 shares of the Company’s common stock (collectively the “Shares”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following documents:

(1)

The Registration Statement, and the First pre-effective Amendment to the Registration Statement.

(2)

Copies of the Company’s (i) Articles of Incorporation filed with the Nevada Secretary of State on September 19, 2016, (the “Articles”).

(3)

A copy of the Company’s Bylaws, certified to us by the Company as being complete, current and correct (the “Bylaws”).

(4)

Minutes of meetings and actions by written consent of the Company’s Board of Directors relating to the Registration Statement, which were certified to us by the Company in the Management Certificate as being complete, correct and unamended.

(5)

A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

As to matters of fact that are relevant to this opinion, we have relied solely upon our examination of the documents referred to above, certificates of public officials and such additional examination as we consider relevant to this opinion and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and such additional examination.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We have not examined the laws of any state other that the existing applicable Nevada Revised Statutes and applicable judicial decisions thereunder (“Nevada Law”).  Subject to the remaining qualifications of this paragraph, we do not express any opinion herein concerning any law other than the Nevada Law and the federal laws of the United States of America.

In connection with our opinion expressed below, we have assumed that, at or before the time of any sale of Shares pursuant to the Registration Statement, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such sale of Shares and will not have been modified or rescinded.

Based upon the foregoing, it is our opinion that the Shares to be sold by the Company pursuant to the Registration Statement when issued will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for the use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purposes.

Best regards,

LINNLAW CORPORATION

/s/ LinnLaw Corp.